PART II – OFFERING CIRCULAR

ENVISON MEDIA PARTNERS, INC

7083 Hollywood Blvd. Los Angeles, CA 90028

Phone: ++1 424-354-5015, ext. 701 Website: www.Envision.tv

Best Efforts Offering of Shares
Offering Price: $2 . 50 per Share

Offering: 7,500,000 Shares for $18,750,000

The proposed offering (the “Offering”) will begin as soon as practicable after this Offering Circular has been qualified by the United States Securities and Exchange Commission (“SEC”). The Shares are to be offered on a “best efforts” basis. The Offering will close upon the earlier of

(1) the sale of 7,500,000 Shares, (2) One Year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company (the “Offering Period”). The Company is planning the first closing approximately 60 days after this Offering Circular has been qualified by the SEC. There is no minimum offering amount and funds raised may not be sufficient to complete the objectives of the Company set forth in this Offering Circular. If any prospective Investor’s subscription is rejected, all funds received from such Investor will be returned without interest or deduction.

OFFERING CIRCULAR DATED June 1, 2017

THERE IS NO PUBLIC MARKET FOR THE SECURITIES IN THE U.S.

Investing in the Shares involves risks. PLEASE REFER TO “RISK FACTORS” ON PAGE 3.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Envision Media Partners Offering Circular - page 1

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Offering

Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE COMPANY IS FOLLOWING THE “OFFERING CIRCULAR” FORMAT OF DISCLOSURE UNDER REGULATION A

Shares OFFERED	PRICE TO PUBLIC	COMMISSION/FEES	PROCEEDS TO COMPANY
Per Share	$ 2 . 5	$ 0	$ 2 . 5
Total 7,500,000 Shares	$ 18,750,000	$ 0	$ 18,750,000

Envision Media Partners Offering Circular - page 2

TABLE OF CONTENTS:

Currency:

All references to dollars in this Offering Circular are to United States dollars.

Envision Media Partners Offering Circular - page 3

Item 3. Summary and Risk Factors

Offering Circular Summary

Tier 1 Offering under Regulation A+

This is a Regulation A+ Tier 1 offering where the securities will not be listed on a registered national securities exchange in the United States on qualification.

Envision Media Partner, Inc.

Envision Media Partner, Inc. was incorporated in the state of Wyoming, U.S.A. on 4th of November 2016.

The company is a Positive Media Company that partners with Producers, Speakers, Trainers, Mentors, Coaches, up-and-coming Author, Publishers and Movie Studios -- to develop, produce, acquire and distribute Positive Media in the form of short features, inspiring movies, TV shows, VR experiences and more. We provide development support, financial backing, marketing muscle and, most importantly, fan engagement and monetization.

As at the date of this Offering Circular, Envision Media Partners has 25,000,000 Common Shares outstanding.

Since creation of the Company on November 4th, 2016, its activities have been funded entirely by advances from management and shareholders. It is possible that the Company will not succeed in its financings and there is no assurance that alternative funding will be available. Should adequate funding not be available, management of the Company will have to make decisions as to how the Company can carry on with its business plans.

The Company currently does not have funds to complete its Short Term Objectives. To implement and complete the steps outlined in “Short Term Objectives” on page 7 of this Offering Circular, the Company will need to be successful in its fundraising efforts under this Offering Circular.

The Company requires additional sources of funding to continue developing the business in

ITEM 6 – Use of Proceeds to the Issuer on page 17 of this Offering Circular and the long term plan to market the company and develop the targeting into multiple markets, which may come from private placements, public offerings or joint venture arrangements.

Envision Media Partners Offering Circular - page 4

Overview of the Services:

When you invest in Envision Media Partners you're not just backing a single project, you are investing in an entire slate and distribution platform. By diversifying across different mediums; i.e., Virtual Reality, Television, Web Series, Books, Movies and risk profiles (high risk early-stage vs. low risk late-stage), we're building a company designed to be future proof.

Our first project is an Immersive Personal Development - Virtual Reality App and a series called “The Masters of Success”. In April 2017 Envision made a bet with five inspiring segments of MASTERS OF SUCCESS.  The following is a brief story of what we did, why we did it

Why created Masters of Success in VR?

Virtual Reality is, without a doubt, one of the most paradoxical spaces in media today. It's a nascent industry with the potential to revolutionize the way we communicate. The opportunity is staggering, the state of the art is rudimentary, and the landscape is constantly evolving. VR is, in essence, where the movie industry was 100 years ago as maverick showmen "invented the close up" and figured out how to tell stories in an entirely new medium. Given that the successful startups of that era are now some of the biggest companies on the planet, it's no surprise to see some of Hollywood's best and brightest (not to mention billions of dollars) joining the rush to pioneer this new frontier.

Envision decided to throw its hat in the ring with a series called MASTERS OF SUCCESS. The premise is simple -- use the magic of virtual reality to create "virtual time capsules" that puts YOU face to face with the mentors, titans and leaders of our age. Imagine if you could go back and spend half an hour with Steve Jobs, Sam Walton or Henry Ford.  Those icons are lost forever, but VR technology gives us an unprecedented opportunity to capture and preserve the legacy of today's icons -- told in their own voice and defined on their own terms.

As we started to plan our shoot, it immediately became apparent that we would need to blaze a new trail.  Most VR videos that exist are predominantly platforms of adrenalin filled experiences filmed with 360 cameras.  They entertain, but have no long term impact.

Just a few years ago there was not a lot of incentive to build for technology and marketplaces that didn’t yet exist. But, today there are 4.6 people around the world that can easily access Virtual Reality via their smart phones. This makes VR the largest untapped distribution platform on the planet.

We didn’t want to create just another VR video filmed with a flat 360 camera, so took the technology apart and started from scratch.

Envision Media Partners Offering Circular - page 5

The first major step was for to use computer programing to create a photogrammetrically model of a beautiful old world library which was to become the setting for MASTERS OF SUCCESS.  This gave quality that far exceeds that of a 360 video which are flat photospheres with no stereo effect and reduced realism.  When you put on your VR headset, MASTERS OF SUCCESS takes you to a world which is indistinguishable from reality.

Also, two things become immediately apparent. The first is that immersion works. VR has a remarkable ability to transport you to another world.  When people in VR walk up to a virtual cliff, most find it extremely hard (if not impossible) to step off. The technology is good enough to trick millions of years of evolutionary biology and protect your virtual well-being.

It is this cerebral realism that gives us the foundation to remove all the distractions of the real world around you and deliver knowledge, inspiration and education in a completely immersive way.  When you put on the headset you can't look away. You are there with our mentors and the immersion does something else in the process.  Because all the real world disruptions don't exist in our world, because your mind believes you are face to face with your Mentor, you learn more deeply and faster than from any other educational platform.  We can deliver half an hour of traditional knowledge in ten minutes.

Market Analysis and Opportunity

The Company’s first major project “Masters of Success", an Immersive Personal Development Virtual Reality Platform.  The target audience form this product are Individuals and Companies.   The combined size of these two industries is over 80 Billion dollars a year.

The breakdown of the two industries are as follows…

Self-Improvement (Individuals)

According to Marketdata Enterprises, Inc., 10th edition of its report entitled: The U.S. Market for Self-Improvement Products & Services.  The Self-Improvement (Individuals) Market place sales whereas follows.

•Infomercials: Retail sales of self-improvement products was US$ 837 million.

•Audiobooks:  This is now a US$ 4.2 billion segment for ALL books. Self-improvement titles account for US$ 590 million— about 14% of all audiobook sales.

•Self-improvement Books: A popular book is still the basic starting point for motivational speakers. According to the Marketdata Enterprises, Inc. (“Marketdata”) self-improvement book sales were worth US$ 654 million.

Envision Media Partners Offering Circular - page 6

•Personal Coaching: The estimated 15,800 active coaches in the US are doing less coaching for individuals, but corporate business is holding up better. In this US$ 760 million US market, and the “average’ coach makes US$51,418/year. Nearly all motivational speakers also now offer coaching services.

•Motivational Speakers: This segment’s sales, for the top 9 speakers, were estimated at US$ 200 million last year, up slightly.  All 5,000 US speakers take in more than US$ 1 billion per year. Many speakers are aging, retiring, and are cutting back road tours. More webinars & online courses are being created to deliver information.

•Public Seminars:  This is a moderate growth area with a US$ 335 million market segment.

•Holistic Institutes & Training Companies:  The 16 holistic institutes are still holding their own, attracting about 156,000 people per annum and growing moderately.

Marketdata observes that 70% of self-improvement customers are female, middle-aged, affluent, and live on the two US coasts.  Most consumers vacillate from program to program, without finishing them. This market craves rapid and immediate results.

Further Marketdata notes “Consumers are scrutinizing self-improvement” proponents more carefully. The digital delivery of content has been playing a bigger role—which is driving down the cost of self-improvement programs and services.

Companies (From 2016 training Industry Report.)

Total 2016 U.S. training expenditures— including payroll and spending on external products and serviced where $70.6 billion. Training expenditures (i.e., travel, facilities, equipment) where $26.1 billion. Meanwhile, training payroll increased 9 percent to $37 billion.

The training expenditure figures were calculated by projecting the average training budget to a weighted universe of 126,403 companies, using a Dun & Bradstreet database available through Hoovers of U.S. organizations with more than 100 employees.

Note: Although small companies have the smallest annual budgets, there are so many of them (99,250), that they account for one-third of the total budget for training expenditures.

Average training expenditures for large companies increased from $12.9 million in 2015 to $14.3 million in 2016. Likewise, the number for small companies rose to $376,251 from $350,301 in 2015.

Other training expenditures were $26.1 billion. Such expenditures include-travel, training facilities, and equipment.

Envision Media Partners Offering Circular - page 7

Overall, on average, companies spent $814 per learner this year compared with $702 per learner in 2015. Nonprofit organizations, overall, spent the most per learner this year ($1,076), followed by services organizations ($932). Larger companies continue to operate on an economy of scale as they spent less ($379) than midsize ($870) and small ($1,052) companies.

On average, employees received 43.8 hours of training per year. Small companies provided the most hours of training this year at 49.6. Manufacturers/distributors had the highest average number of hours overall (69.6).

Companies continued to devote the bulk of their training expenditures to training non-exempt employees (39 percent, the same as last year).

Budget status changed a bit from last year, with 37 percent saying their training budget increased and 50 percent saying it remained the same.

The highest percentage of organizations (26 percent) said management/supervisory-training will receive more funding than the year before. On average, organizations plan to allocate the most funding to professional/industry-specific training at $1.3 million; mandatory compliance training at $608,820; sales training at $547,551; and management/ supervisory training at $405,549.

TRAINING DELIVERY

Some 41 percent of training hours were delivered by a standard-deliver instructor in a classroom setting— down from the 46 percent reported last year.

•30.4 percent of hours were delivered via online or computer-based technologies, up from 26.4 percent last year. Virtual classroom/Webcast accounted for 16.4 percent of hours delivered, up slightly from 16 percent last year.

•27.5 percent of hours were delivered with blended learning techniques, down a bit from 31.9 percent last year.

•2.9 percent of training hours were delivered via mobile devices, up from 1.8 percent in 2015, while social learning accounted for 5 percent of hours, the same as last year. Some 24 percent of companies said they are using social learning to some extent.

•Small (44.6 percent) and midsize (41.2 percent) companies continue to rely on instructor-led delivery methods more so than large companies (33.8 percent). Blended learning was fairly even across companies of all sizes, ranging between 24.4 percent for large companies and 32.1 percent for small ones. Large companies appeared to be focusing on online or computer-based methods (36 percent vs. 26.9 and 31 percent, respectively, for small and midsize companies).

Technology use overall is higher than last year. Of the learning technologies presented, the most often used included:

Envision Media Partners Offering Circular - page 8

•Learning management systems (LMS) at 74 percent, followed by virtual classroom/Webcasting/video broadcasting at 73 percent (both up just a bit from 73 and 72 percent, respectively last year)

•Rapid e-learning tools (47 percent, down from 51 percent last year)

•Application simulation tools (34 percent, down from 40 percent last year)

The delivery methods least often used for training remained the same as last year:

•Podcasting at 19 percent (up from 16 percent last year)

•Mobile and online performance support (EPSS) or knowledge management system, both at 33 percent (up from 25 and 23 percent, respectively)

•Learning content management system (LCMS) at 34 percent (up from 20 percent)

TRAINING OUTSOURCING

On average, 28 percent of companies mostly or completely outsourced training operations/hosting.

Instruction/facilitation was handled about equally in-house (44 percent) and outsourced (56 percent). Across all the topic areas, large companies outsourced slightly more than midsize ones, and midsize organizations outsourced more than small companies. This effect was most striking for custom content development (59 percent some or completely outsourced for large companies; 38 percent for midsize ones; and 31 percent for small organizations).

Management and Directors

Steven Samblis Founder and CEO, will lead this company, has extensive experience in the Personal Development, Production and Technology. He build his first company Market Personal Improvement programs via fax marketing in 1990.  During built a production facility that produced and distributed sold audio and video self-help programs.   In the past 6 years Steve has produced 92 TV episodes and 4 films. He also created and hosted “The Hollywood Fast Lane,” a television show syndicated in North America and the UK, where he interviewed over 1000 of the biggest actors and directors in entertainment.

Short Term Objectives

Envision Media Partners Offering Circular - page 9

The Company’s short term objectives are to establish Envision Media Partner, Inc. as a prominent source of Positive Media starting with its Immersive Personal Development - Virtual Reality App “Master of Success”. The company plans to expand partnerships with Producers, Speakers, Trainers, Mentors, Coaches, up-and-coming Author, Publishers and Movie Studios -- to develop, produce, acquire and distribute Positive Media in the form of short features, inspiring movies, TV shows.

Long Term Objectives

The Company’s long term objective is to establish Envision Media Partner, Inc. as the leading international Positive Media Company targeting Individuals and Corporations in multiple languages in order to provide Educations, Inspiration, Motivation and training distributed across all media platforms.

Risk Factors

Summary of Risk Factors

An investment in the shares involves various risks. These include risks that are widespread and associated with any form of business and specific risks associated with the Company's business and its involvement in the insurance and tech market generally. Prospective investors should carefully consider the following risk factors, in addition to the other information presented in this Offering Circular, before making an investment decision. An investment in the shares is suitable only for investors who understand the risk factors associated with this type of investment and who can afford a loss of all or part of the investment. You should carefully consider the matters discussed beginning on page 3 of this Offering Circular before you decide whether to invest in the shares. Some of the risks include the following:

(1)Company's limited history: The Company is in the early stage of development and must be considered a startup. As such, the Company is subject to many risks common to such enterprises, including under capitalization, cash shortages, limitations with respect to personnel, financial and other resources and the lack of revenues.

(2)Company's negative operating cash flow: The Company currently has no revenues from its operations and may use the proceeds of the Offering to fund any negative operating cash flow.

(3)Future financing requirements: The Company will need additional financing to continue in business and to implement the developments identified in ITEM 6 of this Offering Circular and there can be no assurance that such financing will be available or, if available, will be on reasonable terms.

Envision Media Partners Offering Circular - page 10

(4)The Company cannot guarantee that the service will be used by companies and individuals.

(5)The Company’s commercially viability depends on the awareness of the service in entering different market places, therefore the marketing and advertising funding is key.

(6)Other key risk factors out with the Company’s control include changes to technology and how people access news content through the internet. The effect of these factors cannot be accurately predicted.

(7)Limited public trading market: The Company’s Common Shares are currently not listed on a public market in the United States.

(8)Dividends: Payment of any future dividends will be at the discretion of the Board of Directors after taking into account many factors, including the Company's operating results, financial condition and current and anticipated cash needs.

The Company’s Limited History

The Company is in the early stage of development and must be considered a start-up. As such, the Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and the lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of its early stage of operations. The Company has limited financial resources has no source of operating cash flow and there is no assurance that additional funding will be available to it for further exploration and development of the Company's properties or to fulfill its obligations under any applicable agreements. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of the Company's sole property.

Negative Operating Cash Flow

The Company currently has limited revenues from its operations and may use the proceeds of the Offering to fund any negative operating cash flow.

Going Concern Risk

Envision Media Partners Offering Circular - page 11

The business of developing and marketing technological properties involves a high degree of risk and, therefore, there is no assurance that current marketing programs will result in profitable operations. The Company cannot guarantee that the service will be used by companies in multiple industry sectors. Investors should not invest any funds in the Offering unless they can afford to lose their entire investment.

Development and Operations Risks

The development and marketing of technological applications involves significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate.

Major expenditures may be required to develop the product to target hundreds of market places simultaneously. There is always a planned cost to market the business to target those sectors to ensure profitability.

The commercial viability of Envision Media Partner, Inc. depends on the following variables; awareness of the service (marketing), fluctuating cost of customer acquisition, additional revenue streams (advertising/subscription), competitors in the same market, changes in and application of internet usage and device updates, and taxes on internet purchases. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Technology operations generally involve a high degree of risk, and such operations are subject to worldwide market and developer activity.

Future Financing Requirements

The Company will need additional financing to continue in business and to implement the programs set out in ITEM 6 – USE OF PROCEEDS TO ISSUER on page 13 of this Offering Circular and there can be no assurance that such financing will be available or, if available, will be on reasonable terms. If financing is obtained by issuing Common Shares from treasury, control of the Company may change and investors under the Offering may suffer additional dilution. To the extent financing is not available, programmer commitments, advertising payments, and retailer payments, if any, may not be satisfied and could result in a loss of earning opportunities by the Company.

Dependence Upon Key Personnel:

Envision Media Partners Offering Circular - page 12

The Company, in order to successfully implement its growth plans, is dependent upon its current Board of Directors which includes Steven Samblis, CEO. The loss of any party could have a material adverse effect upon the Company’s business prospects. The Company will depend heavily on its management team to effectively implement its Business Plan. The success of the Company will be largely dependent upon the performance of its key officers.

Difficulty of Planned Expansion;

The Company plans to continue to expand its level of operations following this offering. To manage its growth effectively, the Company must continue to improve and expand its existing resources and production systems. To do so, it must attract, train and motivate qualified managerial, financial, sales and marketing personnel. There can be no assurance, however, that the Company will be able to successfully achieve these goals.

Market for Securities

There is no assurance that the listing of the securities of the Company will provide a liquid market for such securities. See ITEM 11 – SECURITIES BEING OFFERED on page 29 of this

Offering Circular. There can be no assurance that an active public market for the Company's Common Shares will develop or be sustained after completion of the Offering. The price of the Shares in this Offering was determined by the Company based upon several factors, and may bear no relationship to the price that will prevail in the public market. The holding of Common Shares involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment.

Competition

We are (to our knowledge) the first Positive Media Company to attempt our business model. Envision Media Partners is built on the thesis that having a large number of fans invested in our products will give us a competitive advantage. However, our thesis could be wrong. There is no assurance that we will be able to derive benefits from being fan-owned. Even if our concept is proven to give us a competitive advantage, other companies with more resources than we do may copy our idea causing us to lose this competitive edge.

Dividend Policy

Payment of any future dividends will be at the discretion of the Board of Directors after taking into account many factors, including the Company's operating results, financial condition and current and anticipated cash needs.

Envision Media Partners Offering Circular - page 13

Arbitrary Offering Price

The Offering Price of the Shares has been determined by the Company. The Offering Price is not an indication of the value of the Shares and the underlying technology comprising the Shares or that any of the Shares and the securities comprising the Shares could be sold for an amount equal to the Offering Price or for any amount.

Factors Beyond the Company's Control

Application of internet news channels and technology depends upon a number of factors, not the least of which is the technical skill of the programmers developing the software. Other key factors out with the Company’s control include changes to technology and how people access news content through the internet. The effect of these factors cannot be accurately predicted.

ITEM 4. DILUTION

The price of the Shares under the Offering is higher than the average per share value of the Common Shares previously issued. Accordingly, investors who purchase Shares in the Offering will incur immediate dilution in the pro forma value of their Shares. This means that investors that purchase Shares will pay a price per Share that exceeds the average per share value of the Company's previously issued Common Shares. The Company may from time to time issue additional Shares or Common Shares, which may result in dilution of existing shareholders if the Shares are sold at a price that is less than the average per share value of the Common Shares previously issued.

Shares issued by the Company over the past year have been sold for a price that is approximately $.24 less than the price per Share sold under this Offering Circular, which is not materially different.

ITEM 5. PLAN OF DISTRIBUTION

No securities are being offered for the account of existing security holders.

Envision Media Partners Offering Circular - page 14

A maximum of 7,500,000 Shares are being offered by the Company on a “best efforts” basis. Each Share is comprised of one Common Share. The Common Shares are authorized but unissued. The Offering will close upon the earlier of (1) the sale of 7,500,000 Shares, (2) One Year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company (the “Offering Period”). The Company is planning the first closing approximately 60 days after this Offering Circular has been qualified by the SEC. The Company anticipates that there will be several closings during the course of the Offering. The Company has arbitrarily set the first closing approximately 60 days after this Offering Circular has been qualified by the SEC to allow the Company to access investor funds in stages, and closings are not subject to completion of the maximum under the Offering.

Prospective investors must send to the Company’s office a completed Subscription Agreement and payment of the subscription amount. The form of Subscription Agreement has been filed as Exhibit D under Part III of the offering statement pursuant to Regulation A relating to these securities filed with the Securities and Exchange Commission. Subscription amounts received by the Company will be deposited in the Company’s general bank account, and upon acceptance of the subscription by the Company, the funds will be available for the Company’s use. As there is no minimum amount to be raised under the Offering, the funds raised under the first and subsequent closings may not be sufficient to complete the activities described below in Item 6 – Use of Proceeds to Issuer, which may increase the risk to prospective investors of participating in the Offering. If any prospective Investor’s subscription is rejected, all funds received from such Investor will be returned without interest or deduction.

This Offering is made only pursuant to this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Shares. Subject to limitations imposed by applicable securities laws, other materials may be prepared for marketing purposes. The Company will utilize one or more Crowdfunding websites to advertise the Offering to prospective investors. Such websites provide services for posting a profile of the Company. These Crowdfunding websites charge a monthly subscription fee for the services. The Company intends to post the Offering on Crowdfunder, Inc. and EquityNet, LLC and may use other similar websites. The subscription crowdfunding websites do not conduct any diligence or review of companies or deals before parties are permitted to raise funds using the websites. Summary information about the

Company and the Offering will be posted on the Crowdfunding sites. Although such materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting consistent disclosure with respect to the Offering of Shares, these materials will not give a complete understanding of this Offering, the Company or the Shares and are not to be considered part of this Offering Circular.

Envision Media Partners Offering Circular - page 15

ITEM 6. USE OF PROCEEDS TO ISSUER

Available Funds

	7,500,000 Shares	3,000,000 Shares	1,000,000 Shares
	Offering$	Offering$	Offering$
Amount to be raised by this Offering(1)	18,750,000	7,500,000	2,500,000
Fees(2)	0	0	0
Estimated offering costs (e.g. crowdfunding,	20,000	20,000	20,000
accounting)
Available Funds	18,750,000	7,480,000	2,480,000

Notes

(1)There is no minimum amount required to be raised under this Offering. The table sets forth three scenarios depending on the number of Shares subscribed for by

(2)The Company is marketing the Offering on a “best efforts” and does not anticipate paying fees or commissions. Management and directors will not be paid finders’ fees for raising funds under the Offering.

(3)Potential investors. If the Offering is not fully subscribed, funds will be used for the priorities listed in the table below under Use of Net Available Funds.

Envision Media Partners Offering Circular - page 16

Use of Available Funds

The principal purposes for which the net proceeds of the Offering are intended to be used is to conduct further work developing the service.  The following table sets forth the Use of Proceeds for three scenarios for funds raised under the Offering.

The ability of the Company to use funds as set forth in the following table is dependent on the amount of funds raised under this Offering. If less than 10,000,000 Shares are subscribed for by prospective investors, the Company’s priority for use of funds will be as listed below.

	7,500,000 Shares	3,000,000 Shares	1,000,000 Shares
Description of use of funds listed in order of priority	Offering$	Offering$	Offering$
Available Funds	18,750,000	7,480,000	2,480,000
USED FOR
Completion of additional internet news portals (1)	300,000	300,000	300,000
Production Equipment (2)	150,000	150,000	150,000
Advertising Six-Months (3)	12,000,000	5,000,000	1,500,000
Sales Operations (4)	650,000	400,000	200,000
Establish Office Operations (5)	770,000	550,000	175,000
Cost Total	-13,870,000	-6,400,000	-2,325,000
Remain Funds (unallocated) (6)	4,880,000	1,080,000	155,000

Notes:

(1) The Company plans to engage existing programmers to complete this work.

(2) Purchase production equipment which is used on a daily basis.

(3) Aggressive marketing and advertising campaigns to target multiple markets.

(4) Open sales operations in key cities across the US.

(5) Company plans to open operational office based in Los Angeles.  To hire the best tech talent and customer service staff available.

(6) In the event of a full Offering is not subscribed for, the funds raised will be used to pursue the Company goals as best as possible. If sufficient funds are raised from investors, the Company anticipates using a portion of the funds to pay monthly consulting fees for the services of the key employees.  If the full Offering is subscribed for, the remaining funds will be applied to working capital.

Envision Media Partners Offering Circular - page 17

ITEM 7. DESCRIPTION OF BUSINESS OF ENVISON MEDIA PARTNERS, INC

Envision Media Partner, Inc. was incorporated in the state of Wyoming, U.S.A. on 4th of November 2016.

The company is a Positive Media Company that partners with Producers, Speakers, Trainers, Mentors, Coaches, up-and-coming Author, Publishers and Movie Studios -- to develop, produce, acquire and distribute Positive Media in the form of short features, inspiring movies, TV shows, VR experiences and more. We provide development support, financial backing, marketing muscle and, most importantly, fan engagement and monetization.

Overview of the Services:

When you invest in Envision Media Partners you're not just backing a single project, you are investing in an entire slate and distribution platform. By diversifying across different mediums; i.e., Virtual Reality, Television, Web Series, Books, Movies and risk profiles (high risk early-stage vs. low risk late-stage), we're building a company designed to be future proof.

Our first project is an Immersive Personal Development - Virtual Reality App and a series called “The Masters of Success”. In April 2017 Envision made a bet with five inspiring segments of MASTERS OF SUCCESS.  The following is a brief story of what we did, why we did it

Why created Masters of Success in VR?

Virtual Reality is, without a doubt, one of the most paradoxical spaces in media today. It's a nascent industry with the potential to revolutionize the way we communicate. The opportunity is staggering, the state of the art is rudimentary, and the landscape is constantly evolving. VR is, in essence, where the movie industry was 100 years ago as maverick showmen "invented the close up" and figured out how to tell stories in an entirely new medium. Given that the successful startups of that era are now some of the biggest companies on the planet, it's no surprise to see some of Hollywood's best and brightest (not to mention billions of dollars) joining the rush to pioneer this new frontier.

Envision decided to throw its hat in the ring with a series called MASTERS OF SUCCESS. The premise is simple -- use the magic of virtual reality to create "virtual time capsules" that puts YOU face to face with the mentors, titans and leaders of our age. Imagine if you could go back and spend half an hour with Steve Jobs, Sam Walton or Henry Ford.  Those icons are lost forever, but VR technology gives us an unprecedented opportunity to capture and preserve the legacy of today's icons -- told in their own voice and defined on their own terms.

As we started to plan our shoot, it immediately became apparent that we would need to blaze a new trail.  Most VR videos that exist are predominantly platforms of adrenalin filled experiences filmed with 360 cameras.  They entertain, but have no long term impact.

Envision Media Partners Offering Circular - page 18

Just a few years ago there was not a lot of incentive to build for technology and marketplaces that didn’t yet exist. But, today there are 4.6 people around the world that can easily access Virtual Reality via their smart phones. This makes VR the largest untapped distribution platform on the planet.

We didn’t want to create just another VR video filmed with a flat 360 camera, so took the technology apart and started from scratch.

The first major step was for to use computer programing to create a photogrammetrically model of a beautiful old world library which was to become the setting for MASTERS OF SUCCESS.  This gave quality that far exceeds that of a 360 video which are flat photospheres with no stereo effect and reduced realism.  When you put on your VR headset, MASTERS OF SUCCESS takes you to a world which is indistinguishable from reality.

Also, two things become immediately apparent. The first is that immersion works. VR has a remarkable ability to transport you to another world.  When people in VR walk up to a virtual cliff, most find it extremely hard (if not impossible) to step off. The technology is good enough to trick millions of years of evolutionary biology and protect your virtual well-being.

It is this cerebral realism that gives us the foundation to remove all the distractions of the real world around you and deliver knowledge, inspiration and education in a completely immersive way.  When you put on the headset you can't look away. You are there with our mentors and the immersion does something else in the process.  Because all the real world disruptions don't exist in our world, because your mind believes you are face to face with your Mentor, you learn more deeply and faster than from any other educational platform.  We can deliver half an hour of traditional knowledge in ten minutes.

Market Analysis and Opportunity

The Company’s first major project “Masters of Success", an Immersive Personal Development Virtual Reality Platform.  The target audience form this product are Individuals and Companies.   The combined size of these two industries is large enough to allow long term growth for the company.

The breakdown of the two industries are as follows…

Self-Improvement (Individuals)

According to Marketdata Enterprises, Inc., 10th edition of its report entitled: The U.S. Market for Self-Improvement Products & Services.  The Self-Improvement (Individuals) Market place sales whereas follows.

Envision Media Partners Offering Circular - page 19

•Infomercials: Retail sales of self-improvement products was US$ 837 million.

•Audiobooks:  This is now a US$ 4.2 billion segment for ALL books. Self-improvement titles account for US$ 590 million— about 14% of all audiobook sales.

•Self-improvement Books: A popular book is still the basic starting point for motivational speakers. According to the Market data Enterprises, Inc. (“Market data”) self-improvement book sales were worth US$ 654 million.

•Personal Coaching: The estimated 15,800 active coaches in the US are doing less coaching for individuals, but corporate business is holding up better. In this US$ 760 million US market, and the “average’ coach makes US$51,418/year. Nearly all motivational speakers also now offer coaching services.

•Motivational Speakers: This segment’s sales, for the top 9 speakers, were estimated at US$ 200 million last year, up slightly.  All 5,000 US speakers take in more than US$ 1 billion per year. Many speakers are aging, retiring, and are cutting back road tours. More webinars & online courses are being created to deliver information.

•Public Seminars:  This is a moderate growth area with a US$ 335 million market segment.

•Holistic Institutes & Training Companies:  The 16 holistic institutes are still holding their own, attracting about 156,000 people per annum and growing moderately.

Market data observes that 70% of self-improvement customers are female, middle-aged, affluent, and live on the two US coasts.  Most consumers vacillate from program to program, without finishing them. This market craves rapid and immediate results.

Further Market data notes “Consumers are scrutinizing self-improvement” proponents more carefully. The digital delivery of content has been playing a bigger role—which is driving down the cost of self-improvement programs and services.

Companies (From 2016 training Industry Report.)

Total 2016 U.S. training expenditures— including payroll and spending on external products and serviced where $70.6 billion. Training expenditures (i.e., travel, facilities, equipment) where $26.1 billion. Meanwhile, training payroll increased 9 percent to $37 billion.

The training expenditure figures were calculated by projecting the average training budget to a weighted universe of 126,403 companies, using a Dun & Bradstreet database available through Hoovers of U.S. organizations with more than 100 employees.

Note: Although small companies have the smallest annual budgets, there are so many of them (99,250), that they account for one-third of the total budget for training expenditures.

Envision Media Partners Offering Circular - page 20

Average training expenditures for large companies increased from $12.9 million in 2015 to $14.3 million in 2016. Likewise, the number for small companies rose to $376,251 from $350,301 in 2015.

Other training expenditures were $26.1 billion. Such expenditures include-travel, training facilities, and equipment.

Overall, on average, companies spent $814 per learner this year compared with $702 per learner in 2015. Nonprofit organizations, overall, spent the most per learner this year ($1,076), followed by services organizations ($932). Larger companies continue to operate on an economy of scale as they spent less ($379) than midsize ($870) and small ($1,052) companies.

On average, employees received 43.8 hours of training per year. Small companies provided the most hours of training this year at 49.6. Manufacturers/distributors had the highest average number of hours overall (69.6).

Companies continued to devote the bulk of their training expenditures to training non-exempt employees (39 percent, the same as last year).

Budget status changed a bit from last year, with 37 percent saying their training budget increased and 50 percent saying it remained the same.

The highest percentage of organizations (26 percent) said management/supervisory-training will receive more funding than the year before. On average, organizations plan to allocate the most funding to professional/industry-specific training at $1.3 million; mandatory compliance training at $608,820; sales training at $547,551; and management/ supervisory training at $405,549.

TRAINING DELIVERY

Some 41 percent of training hours were delivered by a standard-deliver instructor in a classroom setting— down from the 46 percent reported last year.

•30.4 percent of hours were delivered via online or computer-based technologies, up from 26.4 percent last year. Virtual classroom/Webcast accounted for 16.4 percent of hours delivered, up slightly from 16 percent last year.

•27.5 percent of hours were delivered with blended learning techniques, down a bit from 31.9 percent last year.

•2.9 percent of training hours were delivered via mobile devices, up from 1.8 percent in 2015, while social learning accounted for 5 percent of hours, the same as last year. Some 24 percent of companies said they are using social learning to some extent.

•Small (44.6 percent) and midsize (41.2 percent) companies continue to rely on instructor-led delivery methods more so than large companies (33.8 percent). Blended learning was fairly even across companies of all sizes, ranging between 24.4 percent for large companies and 32.1 percent for small ones. Large companies appeared to be focusing on online or computer-based methods (36 percent vs. 26.9 and 31 percent, respectively, for small and midsize companies).

Envision Media Partners Offering Circular - page 21

Technology use overall is higher than last year. Of the learning technologies presented, the most often used included:

•Learning management systems (LMS) at 74 percent, followed by virtual classroom/Webcasting/video broadcasting at 73 percent (both up just a bit from 73 and 72 percent, respectively last year)

•Rapid e-learning tools (47 percent, down from 51 percent last year)

•Application simulation tools (34 percent, down from 40 percent last year)

The delivery methods least often used for training remained the same as last year:

•Podcasting at 19 percent (up from 16 percent last year)

•Mobile and online performance support (EPSS) or knowledge management system, both at 33 percent (up from 25 and 23 percent, respectively)

•Learning content management system (LCMS) at 34 percent (up from 20 percent)

TRAINING OUTSOURCING

On average, 28 percent of companies mostly or completely outsourced training operations/hosting.

Instruction/facilitation was handled about equally in-house (44 percent) and outsourced (56 percent). Across all the topic areas, large companies outsourced slightly more than midsize ones, and midsize organizations outsourced more than small companies. This effect was most striking for custom content development (59 percent some or completely outsourced for large companies; 38 percent for midsize ones; and 31 percent for small organizations).

Employees

The Company employs no full time persons and, currently works with outside contractors.

General Development of the Business

Short Term Objectives

The Company’s short term objectives are to establish Envision Media Partner, Inc.  as a prominent source of Positive Media starting with its Immersive Personal Development - Virtual Reality App “Master of Success”. The company plans to expand partnerships with Producers, Speakers, Trainers, Mentors, Coaches, up-and-coming Author, Publishers and Movie Studios -- to develop, produce, acquire and distribute Positive Media in the form of short features, inspiring movies, TV shows.

Envision Media Partners Offering Circular - page 22

Long Term Objectives

The Company’s long term objective is to establish Envision Media Partner, Inc. as the leading international Positive Media Company targeting Individuals and Corporations in multiple languages in order to provide Educations, Inspiration, Motivation and training distributed across all media platforms.

ITEM 8. DESCRIPTION OF PROPERTY

The Company’s principal executive office is located at 7083 Hollywood Blvd. Los Angeles Californian . The Company believes that this leased office is suitable for the Company due to its centralized location, the amount of space and the potential for office space expansion.

ITEM 9. MANAGEMENT’S DISCUSSION AND ANALYSIS

MD&A for the Year Ended April 30, 2017

The following discussion is management’s analysis of Envision Media Partner, Inc.’s (the “Company” or “Envision Media Partners”) operating and financial data for the year ended April 30, 2017, as well as management’s estimates of future operating and financial performance based on information currently available. It should be read in conjunction with the audited consolidated financial statements and notes for the year ended April 30, 2017.

This Management’s Discussion and Analysis (“MD&A”) was prepared as of April 30, 2017. Additional information relating to Envision Media Partner, Inc. can be found at www.Envision.tv

MATERIAL FORWARD-LOOKING STATEMENTS

This MD&A contains forward-looking information as contemplated by USA SEC securities regulators, known as forward-looking statements. All estimates and statements that describe the Company’s objectives, goals or future plans are forward-looking statements. Readers are cautioned that the forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements. The Company will issue updates where actual results differ materially from any forward looking statement previously disclosed.

RESPONSIBILITY OF MANAGEMENT

Envision Media Partners Offering Circular - page 23

The preparation of the financial statements, including the accompanying notes, is the responsibility of management. Management has the responsibility of selecting the accounting policies used in preparing the financial statements. In addition, management’s judgment is required in preparing estimates contained in the financial statements.

ABOUT Envision Media Partner, Inc.

Envision Media Partner, Inc. was incorporated in the state of Wyoming, U.S.A. on 4th of November 2016.

The company is a Positive Media Company that partners with Producers, Speakers, Trainers, Mentors, Coaches, up-and-coming Author, Publishers and Movie Studios -- to develop, produce, acquire and distribute Positive Media in the form of short features, inspiring movies, TV shows, VR experiences and more. We provide development support, financial backing, marketing muscle and, most importantly, fan engagement and monetization.

2016 TO 2017 OVERVIEW

The Company’s main activities during the 2016 to 2017 period were evaluating the potential revenue model for establishing the company, developing the Envision portal, Creating the beta version of the Immersive Personal Development - Virtual Reality App “Masters of Success, increasing followers on the website and across social media, planning the advertising, and working to organize the requisite funding.

On November 20, 2016, the Company issued 25,000,000 shares to the Company’s founders at a price of $0.001 per share with the founder’s pledge of paying additional amounts as needed.

GOING CONCERN RISK

The Company has limited sources of operating cash flow and operations to date. The Company’s ability to continue as a going concern is contingent on obtaining additional financing. Whether the Company will be successful with any future financing ventures is uncertain, and this uncertainty casts significant doubt upon the Company’s ability to continue as a going concern. While the Company intends to advance its plans through additional equity financing, there is no assurance that any funds will ultimately be available for operations.

COMMITMENTS

The Company has the following commitments for the next 12-month period: None

INTERNAL CONTROLS OVER FINANCIAL REPORTING

Envision Media Partners Offering Circular - page 24

Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements in compliance with GAAP. The Company’s internal control over financial reporting includes policies and procedures that:

•pertain to the maintenance of records that accurately and fairly reflect the transactions of the Company;

•provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP;

•ensure the Company’s receipts and expenditures are made only in accordance with authorization of management and the Company’s directors; and

•Provide reasonable assurance regarding prevention or timely detection of unauthorized transactions that could have a material effect on the annual or interim financial statements.

There were no changes in the Company’s business activities during the year-ended April 30, 2017, that have materially affected, or are reasonably likely to materially affect, its internal controls over financial reporting.

LIMITATIONS OF CONTROLS AND PROCEDURES

The Company’s management, believe that any disclosure controls and procedures or internal control over financial reporting, no matter how well conceived and operated, can provide only reasonable and not absolute assurance that the objectives of the control system are met.

Further, the design of a control system reflects the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by unauthorized override of the control. The design of any systems of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and not be detected.

OUTSTANDING SHARE DATA

Envision Media Partners Offering Circular - page 25

April30,2017
Common Shares Issued and Outstanding	25,000,000

CONTINGENT LIABILITIES

The Company has no contingent liabilities.

FINANCIAL INSTRUMENTS

Set out below is a comparison, by category, of the carrying amounts and fair values of all of the Company’s financial instruments that are carried in the consolidated financial statements.

Fair value

The Company is exposed to a variety of financial risks including credit risk, liquidity risk, and market risk. Risk management is carried out by the Company’s management team with guidance from the Board of Directors. The Board of Directors also provides regular guidance for overall risk management.

Credit risk

Credit risk is the risk of loss associated with the counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash and cash equivalents, and trade and other receivables. Cash is held with reputable chartered banks from which management believes the risk of loss is minimal. Included in trade and other receivables are taxes receivable from U.S.A. government authorities. Management believes that the credit risk concentration with respect to financial instruments is minimal. The maximum credit risk exposure associated with the Company’s financial assets is the carrying value.

a)Liquidity risk

Liquidity risk is that the Company will not be able to meet its obligations as they become due. The Company’s approach to managing liquidity risk is to ensure that it will have sufficient resources to meet liabilities when due. As of April 30, 2017, the Company had net working capital of $0. Management is continuously monitoring its working capital position and will raise funds through the equity markets as they are required. However, there is no certainty that the Company will be able to obtain funding by share issuances in the future. The Company is presently seeking to raise capital through an equity offering of Shares. The Company had no contractual maturities of financial liabilities and other commitments as at April 30, 2017.

CAPITAL MANAGEMENT

Envision Media Partners Offering Circular - page 26

The Company’s objectives in managing its capital will be:

1.To have sufficient capital to ensure that the Company can continue to meet its commitments with respect to its development project and to meet its day to day operating requirements in order to continue as a going concern; and

2.To provide a long-term adequate return to shareholders.

The Company’s capital structure is comprised of working capital deficit and shareholders’ equity.

Envision Media Partner, Inc. is a development stage technology company which involves a high degree of risk. The Company has not determined whether its model for establishing the group of web-based entertainment sites will earn revenue from its sales and therefore generate cash flow from operations. The Company’s primary source of funds will come from the issuance of capital stock.

The Company’s policy is to invest its excess cash in highly liquid, fully guaranteed, bank sponsored instruments.

The Board of Directors does not establish quantitative return on capital criteria for management but rather relies on the expertise of the Company’s management to sustain future development of the Company.

ADDITIONAL INFORMATION

Additional information relating to the Company can be found on Envision Media Partners’s website: www.Envision.tv

MATERIAL FORWARD-LOOKING STATEMENTS

This MD&A contains forward-looking information as contemplated by United States SEC securities regulators, also known as forward-looking statements. All estimates and statements that describe the Company’s objectives, goals or future plans are forward-looking statements. Readers are cautioned that the forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements. The Company will issue updates where actual results differ materially from any forward looking statement previously disclosed.

RESPONSIBILITY OF MANAGEMENT

Envision Media Partners Offering Circular - page 27

The preparation of the financial statements, including the accompanying notes, is the responsibility of management. Management has the responsibility of selecting the accounting policies used in preparing the financial statements. In addition, management’s judgment is required in preparing estimates contained in the financial statements.

ABOUT ENVISON MEDIA PARTNERS, INC

Envision Media Partner, Inc. was incorporated in the state of Wyoming, U.S.A. on 4th of November 2016.

The company is a Positive Media Company that partners with Producers, Speakers, Trainers, Mentors, Coaches, up-and-coming Author, Publishers and Movie Studios -- to develop, produce, acquire and distribute Positive Media in the form of short features, inspiring movies, TV shows, VR experiences and more. We provide development support, financial backing, marketing muscle and, most importantly, fan engagement and monetization.

GOING CONCERN RISK

The Company has no source of operating cash flow and operations to date have been funded primarily from the additional consideration for the issuance of share capital. The Company’s ability to continue as a going concern is contingent on obtaining additional financing. Whether the Company will be successful with any future financing ventures is uncertain, and this uncertainty casts significant doubt upon the Company’s ability to continue as a going concern. While the Company intends to advance its plans through additional equity financing, there is no assurance that any funds will ultimately be available for operations.

COMMITMENTS

The Company may enter into advertising contracts during 2017 to 2018. These contracts will be negotiated in the normal course of operations and will be measured at the exchange amount which is the amount of consideration established and agreed by the parties and will reflect the values that the Company would transact with arm’s length parties.

The Company has the following commitments for the next 12-month period: None

INTERNAL CONTROLS OVER FINANCIAL REPORTING

Envision Media Partners Offering Circular - page 28

Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements in compliance with GAAP. The Company’s internal control over financial reporting includes policies and procedures that:

·pertain to the maintenance of records that accurately and fairly reflect the transactions of the Company;

·provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP;

·ensure the Company’s receipts and expenditures are made only in accordance with authorization of management and the Company’s directors; and

·provide reasonable assurance regarding prevention or timely detection of unauthorized transactions that could have a material effect on the annual or interim financial statements.

There were no changes in the Company’s business activities during the year-ended April 30, 2017, that have materially affected, or are reasonably likely to materially affect, its internal controls over financial reporting.

LIMITATIONS OF CONTROLS AND PROCEDURES

The Company’s management, including the Chief Executive Officer and Secretary/Treasurer, believe that any disclosure controls and procedures or internal control over financial reporting, no matter how well conceived and operated, can provide only reasonable and not absolute assurance that the objectives of the control system are met. Further, the design of a control system reflects the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by unauthorized override of the control. The design of any systems of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and not be detected.

OUTSTANDING SHARE DATA

Envision Media Partners Offering Circular - page 29

April30,2017
Common Shares Issued and Outstanding	25,000,000

CONTINGENT LIABILITIES

The Company has no contingent liabilities.

FINANCIAL INSTRUMENTS

Set out below is a comparison, by category, of the carrying amounts and fair values of all of the Company’s financial instruments that are carried in the consolidated financial statements.

The Company is exposed to a variety of financial risks including credit risk, liquidity risk, and market risk. Risk management is carried out by the Company’s management team with guidance from the Board of Directors. The Board of Directors also provides regular guidance for overall risk management.

Credit risk

Credit risk is the risk of loss associated with the counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash and cash equivalents, and trade and other receivables. Cash is held with reputable chartered banks from which management believes the risk of loss is minimal. Included in trade and other receivables are taxes receivable from U.S.A. government authorities. Management believes that the credit risk concentration with respect to financial instruments is minimal. The maximum credit risk exposure associated with the Company’s financial assets is the carrying value.

b)Liquidity risk

Liquidity risk is that the Company will not be able to meet its obligations as they become due. The Company’s approach to managing liquidity risk is to ensure that it will have sufficient resources to meet liabilities when due. As of April 30, 2017, the Company had net working capital of $0. Management is continuously monitoring its working capital position and will raise funds through the equity markets as they are required. However, there is no certainty that the Company will be able to obtain funding by share issuances in the future. The Company is presently seeking to raise capital through an equity offering of Shares. The Company had no contractual maturities of financial liabilities and other commitments as at April 30, 2017.

CAPITAL MANAGEMENT

The Company’s objectives in managing its capital will be:

Envision Media Partners Offering Circular - page 30

1.To have sufficient capital to ensure that the Company can continue to meet its commitments with respect to its mineral exploration properties and to meet its day to day operating requirements in order to continue as a going concern; and

2.provide a long-term adequate return to shareholders.

The Company’s capital structure is comprised of working capital deficit and shareholders’ equity.

Envision Media Partner, Inc. is a development stage technology company which involves a high degree of risk. The Company has not determined whether its model will earn revenue from its sales and therefore generate cash flow from operations. The Company’s primary source of funds will come from the issuance of capital stock.

The Company’s policy is to invest its excess cash in highly liquid, fully guaranteed, bank sponsored instruments.

The Board of Directors does not establish quantitative return on capital criteria for management but rather relies on the expertise of the Company’s management to sustain future development of the Company

CONTINGENT LIABILITIES

The Company has no contingent liabilities.

FINANCIAL INSTRUMENTS

Set out below is a comparison, by category, of the carrying amounts and fair values of all of the Company’s financial instruments that are carried in the consolidated financial statements.

The Company is exposed to a variety of financial risks including credit risk, liquidity risk, and market risk. Risk management is carried out by the Company’s management team with guidance from the Board of Directors. The Board of Directors also provides regular guidance for overall risk management.

a)Credit risk

Envision Media Partners Offering Circular - page 31

Credit risk is the risk of loss associated with the counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash and cash equivalents, and trade and other receivables. Cash is held with reputable chartered banks from which management believes the risk of loss is minimal. Included in trade and other receivables are taxes receivable from U.S.A. government authorities. Management believes that the credit risk concentration with respect to financial instruments is minimal. The maximum credit risk exposure associated with the Company’s financial assets is the carrying value.

b)Liquidity risk

Liquidity risk is that the Company will not be able to meet its obligations as they become due. The Company’s approach to managing liquidity risk is to ensure that it will have sufficient resources to meet liabilities when due. As of April 30, 2017, the Company had net working capital of $0. Management is continuously monitoring its working capital position and will raise funds through the equity markets as they are required. However, there is no certainty that the Company will be able to obtain funding by share issuances in the future. The Company is presently seeking to raise capital through an equity offering of Shares. The Company had no contractual maturities of financial liabilities and other commitments as at April 30, 2017.

c)Market risk

Market risk is the risk of loss that may arise from changes in the market factors such as interest rates, commodity and equity prices and foreign currency rates.i. Interest rate risk

The Company has immaterial cash balances. Its current policy is to invest excess cash in investment-grade short-term money market accounts. The Company periodically monitors the investments it makes and is satisfied with the creditworthiness of its investments. Interest rate risk is minimal as interest rates are anticipated to remain at historically low levels with little fluctuation and any excess cash is invested in money market funds. Fluctuations in interest rates do not materially affect the Company as it either does not have significant interest-bearing instruments or the interest is at a fixed rate.

CAPITAL MANAGEMENT

The Company’s objectives in managing its capital will be:

(a)To have sufficient capital to ensure that the Company can continue to meet its commitments with respect to properties and to meet its day to day operating requirements in order to continue as a going concern; and

(b)provide a long-term adequate return to shareholders.

Envision Media Partners Offering Circular - page 32

The Company’s capital structure is comprised of working capital deficit and shareholders’ equity.

Envision Media Partner, Inc. is a development stage technology company which involves a high degree of risk. The Company has not determined whether its model will earn revenue from its sales and therefore generate cash flow from operations. The Company’s primary source of funds will come from the issuance of capital stock.

The Company’s policy is to invest its excess cash in highly liquid, fully guaranteed, bank sponsored instruments.

The Board of Directors does not establish quantitative return on capital criteria for management but rather relies on the expertise of the Company’s management to sustain future development of the Company.

ADDITIONAL INFORMATION

Additional information relating to the Company can be found on Envision Media Partners ’s website: www.Envision.tv .

Envision Media Partners Offering Circular - page 33

ITEM 10 DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL POSITION AGE

NAME	POSITION	AGE	START OF TERM OF OFFICE	Approximate hours per week for part-time personnel
Steven Samblis	CEO, Treasurer, Director	56	11/2016	32 or more

OFFICERS AND DIRECTORS

STEVEN SAMBLIS:  CEO, Treasurer AND DIRECTOR

Steven Samblis Founder and CEO, will lead this company, has extensive experience in the Personal Development, Production and Technology. He build his first company Market Personal Improvement programs via fax marketing in 1990.  During built a production facility that produced and distributed sold audio and video self-help programs.   In the past 6 years Steve has produced 92 TV episodes and 4 films. He also created and hosted “The Hollywood Fast Lane,” a television show syndicated in North America and the UK, where he interviewed over 1000 of the biggest actors and directors in entertainment.

Personal Bankruptcies

No director or executive officer of the Company within the past ten years, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Bankruptcies

No director or executive officer of the Company, within the five years prior to the date of this Offering Circular, has been an executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

ITEM 11  COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.

Steven Samblis is the only director and officer of the Company.

The Company did not pay any compensation to Mr. Samblis in cash, stock, options or otherwise during the period from inception to December 31, 2026.

Envision Media Partners Offering Circular - page 34

The Company does not have an employment agreement with Mr. Samblis.

The Company and Mr. Samblis do not have any agreement or understanding with respect to his compensation for his services during past, current and future periods.

ITEM 12. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Common Shares of the Company beneficially owned by all executive officers and directors as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial ownership	Percent of Class
Common Shares	Steven Samblis - CEO, Treasurer, Director 7083 Hollywood Blvd. Los Angeles, CA 90028	25,000,000 held directly	100%

ITEM 13  INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.

The Company and Mr. Samblis did not engage in any transaction in an amount of more than $50,000 beginning at inception through the date of this offering circular

ITEM 14. SECURITIES BEING OFFERED

Shares

The Common Shares comprising the Shares will separate immediately upon closing of the Offering. The Common Shares issued to investors under this Offering Circular are not subject to any trading restrictions under SEC regulations.

Restriction on Trading

Resale of the Common Shares will be subject to resale restrictions until after a four-month hold period has expired. Until the restriction on trading expires, investors will not be able to trade the Common Shares. The four-month hold period commences on the date of a closing of the sale of Shares under this Offering Circular.

Envision Media Partners Offering Circular - page 35

Common Shares

Shareholders are entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company, except meetings of holders of another class of shares. The sole class of shares currently issued by the Company is Common Shares. Each Common Share shall entitle the holder thereof to one vote. Subject to the preferences accorded to holders of any other shares of the Company ranking senior to the Common Shares, shareholders are entitled to dividends if, as and when declared by the Board of Directors. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Shares, subject to the preferences accorded to any other shares of the Company ranking senior to the Common Shares, are entitled to share equally, share for share, in any remaining assets of the Company.

The liability of a shareholder of Common Shares is limited to the subscription amount paid by such shareholder for the shares and there are no other financial obligations to which a shareholder is or may be subject.

Envision Media Partners Offering Circular - page 36

FINANCIAL STATEMENTS

ENVISON MEDIA PARTNERS, INC

BALANCE SHEET

FROM THE INCEPTION (NOVEMBER 4, 2016) TO THE FISCAL YEAR END 30 APRIL 2017

‘Unaudited financial statements’

2017
Assets
Checking	4,756.48
Savings	5.20
Total Checking/Savings	$4,761.68

Total Assets	$4,761.68

Liabilities & Equity
Envision TV	(7,098.47)
Proceeds from owners investment	23,430.23
Repayment on owners investment	(11,445.23)
Net Income	(124.85)
Total Equity	$4,761.68

Total Liabilities & Equity	$4,761.68

Envision Media Partners Offering Circular - page 37

ENVISON MEDIA PARTNERS, INC STATEMENTS OF OPERATIONS

FROM THE INCEPTION (NOVEMBER 4, 2016) TO THE FISCAL YEAR END 30 APRIL 2017

‘Unaudited financial statements’

2017

Revenue:	0
Total revenue	$0

Operating Expenses:
Bank Service Charges	124.85
Total Operating Expenses	$124.85

Income (loss) from operations	(124.85)

Net Income (Loss)	$(124.85)

ENVISON MEDIA PARTNERS, INC

STATEMENTS OF SHAREHOLDERS EQUITY (DEFICIT)

FROM INCEPTION (NOVEMBER 4, 2016) TO APRIL 30, 2017

‘Unaudited financial statements’

	Common Stock
	Shares	Amount
Balance, Inception (November 4, 2016)	0	$$100,000

Shares Issued (November 20, 2016)	25,000,000	25,000
Balance, April 30, 2017	25,000,000	$25,000

Envision Media Partners Offering Circular - page 38

ENVISON MEDIA PARTNERS, INC STATEMENTS OF CASH FLOWS

FROM THE INCEPTION (NOVEMBER 4, 2016) TO THE FISCAL YEAR END 30 APRIL 2017

‘Unaudited financial statements’

2017
Cash Flows From Operating Activities
Net Income (Loss)	(124.85)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Increase/(Decrease) in accounts payable	0
Net Cash Used In Operating Activities	$(124.85)

Cash Flows From Financing Activities
Envision TV	(7,098.47)
Proceeds from owners investment	23,430.23
Repayment on owners investment	(11,445.23)
Net Cash Provided By Financing Activities	$4,886.53

Net cash increase for period	$4,761.68

Cash at End of Period	$4,761.68

Envision Media Partners Offering Circular - page 39

ENVISON MEDIA PARTNERS, INC            NOTES TO THE FINANCIAL STATEMENTS

APRIL 30, 2017

NOTE 1 - ORGANIZATION

Organization

Envision Media Partners, Inc. (the "Company") was incorporated pursuant to the laws of the State of Wyoming on November 4, 2016, and began operations on November 4, 2016 (Inception). The company is a Positive Media Company that partners with Producers, Speakers, Trainers, Mentors, Coaches, up-and-coming Author, Publishers and Movie Studios -- to develop, produce, acquire and distribute Positive Media in the form of short features, inspiring movies, TV shows, VR experiences and more. We provide development support, financial backing, marketing muscle and, most importantly, fan engagement and monetization. The business has had no revenues to date.

The Company has established a fiscal year end of April 30.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statement presented in this report is of Envision Media Partners, Inc.

The Company maintains its accounting records on a cash basis in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

The financial statement presents the Balance Sheet, Statements of Operations, Shareholders' Deficit and Cash Flows of the Company. These financial statements are presented in United States dollars. The accompanying audited financial statement has been prepared in accordance with U.S. GAAP. All adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods have been made and are of a recurring nature unless otherwise disclosed herein.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Going Concern

The Company's financial statements are prepared using the cash method of accounting in accordance with accounting principles generally accepted in the United States of America, and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has an accumulated deficit of $0 as of April 30, 2017. The Company will be dependent upon the raising of additional capital through placement of our common stock in order to implement its business plan. There can be no assurance that the Company will be successful in order to continue as a going concern. The Company is funding its initial operations by issuing common shares. We cannot be certain that capital will be provided when it is required.

Envision Media Partners Offering Circular - page 40

 Cash and Equivalents

Cash and equivalents include investments with initial maturities of three months or less. The Company maintains its cash balances at credit-worthy financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. There were no cash equivalents at April 30, 2017.

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, are cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of FDIC insurance limits.

Lease Commitments

Envision Media Partners, Inc. has no lease commitments.

Fair Value of Financial Instruments

The Company adopted Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 820 on June 6, 2011. Under this FASB, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has various financial instruments that must be measured under the new fair value standard including: cash, convertible notes payable, accrued expenses, promissory notes payable, accounts receivable and accounts payable. The Company's financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. The fair value of the Company's cash is based on quoted prices and therefore classified as Level 1.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

Cash reported on the balance sheet are estimated by management to approximate fair market value due to their short term nature.

The Company has had no transfers between levels of its assets or liabilities as of April 30, 2017.

Income Taxes

The Company has no income tax obligations as of April 30, 2017, due to the Company having no profits from operations in its first fiscal period.

Envision Media Partners Offering Circular - page 41

Stock Based Compensation

In December of 2004, the FASB issued a standard which applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are based on the fair value of those equity instruments. For any unvested portion of previously issued and outstanding awards, compensation expense is required to be recorded based on the previously disclosed methodology and amounts. Prior periods presented are not required to be restated. We adopted the standard as of inception. The Company has not issued any stock options to its Board of Directors and officers as compensation for their services. If options are granted, they will be accounted for at a fair value as required by the FASB ASC 718.

Net Loss Per Share

The Company adopted the standard issued by the FASB, which requires presentation of basic earnings or loss per share and diluted earnings or loss per share. Basic income (loss) per share ("Basic EPS") is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share ("Diluted EPS") are similarly calculated using the treasury stock method except that the denominator is increased to reflect the potential dilution that would occur if dilutive securities at the end of the applicable period were exercised. During the period from Inception to April 30, 2017, as the Company reported a net loss from operations, the diluted shares outstanding excludes the effective of dilutive securities due to the anti-dilutive effect. Because the Company did not have any potentially dilutive securities, there was no difference between the basic and diluted net loss per share.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-12, Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The new guidance requires that share-based compensation that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards and that could be achieved after an employee completes the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation costs should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The adoption of ASU 2014-12 is not expected to have a material impact on our financial position or results of operations.

Envision Media Partners Offering Circular - page 42

In June 2014, the FASB issued ASU No. 2014-10: Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements of development stage entities. The amendments in this update remove all incremental financial reporting requirements from U.S. GAAP for development stage entities, thereby improving financial reporting by eliminating the cost and complexity associated with providing that information. The amendments in this Update also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The amendments to eliminate that exception simplify U.S. GAAP by reducing avoidable complexity in existing accounting literature and improve the relevance of information provided to financial statement users by requiring the application of the same consolidation guidance by all reporting entities. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage. The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively. For public companies, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The adoption of ASU 2014-10 is not expected to have a material impact on our financial position or results of operations.

NOTE 3 – CAPITAL STOCK

The Company's authorized capital is  100,000,000 common shares with a par value of $0.001 per share.

2016

On November 20, 2016, the Company issued 25,000,000 shares to the Company’s founders at a price of $0.001 per share with the founder’s pledge of paying additional amounts as needed

As of April 30, 2017, the Company has not granted any stock options or issued any common shares.

We have accounted for stock based compensation under the provisions of FASB Accounting Standards codification (ASC) 718-10-55. (Prior authoritative literature: FASB Statement 123 (R), Share-based payment.) This statement requires us to record any expense associated with the fair value of stock based compensation. Determining fair value requires input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate.

NOTE 4 - RELATED PARTY TRANSACTIONS

Common Stock

On November 20, 2016, the Company issued 25,000,000 shares to the Company’s founders at a price of $0.001 per share with the founder’s pledge of paying additional amounts as needed

As of April 30, 2017, the Company has not granted any stock options or issued any common shares.

NOTE 5 – INCOME TAXES

The Company accounts for income taxes under standards issued by the FASB. Under those standards, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be realized through future operations.

No provision for federal income taxes has been recorded due to the Company having no profits from operations in its first fiscal period. The actual income tax provisions do not differ from the expected amounts, which is none.

Envision Media Partners Offering Circular - page 43

NOTE 6 – COMMITMENTS AND CONTINGENCIES

None

NOTE 7 – SUBSEQUENT EVENTS

As of the date of this filing, there are no additional subsequent events which require additional disclosure

Envision Media Partners Offering Circular - page 44

PART III EXHIBITS

EDGAR Filing Company will do this for you but to make you aware of it

INDEX TO EXHIBITS AND DESCRIPTION OF EXHIBITS

PART IIIEXHIBITS

ITEMS 16 &17.

INDEX TO EXHIBITS AND DESCRIPTION OF EXHIBITS

Number	Exhibit

2.1.	Articles of Incorporation

2.2.	Bylaws

3.1	Founder Shares Subscription Agreement for Steven Samblis dated November 20, 2016

4.1	Form of Subscription Agreement

12.1	Legal Opinion of Jackson Morris

Envision Media Partners Offering Circular - page 45

SIGNATURES

Pursuant to the requirements of Regulation A, the Issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, CA, U.S.A., on May XX, 2017.

ENVISON MEDIA PARTNERS, INC

/S/ Steven Samblis
Chief Executive Officer
Principal Executive Officer
Principal Financial Officer
Treasurer
Principal Accounting Officer
Sole Director

On behalf of the Board of Directors

Envision Media Partners Offering Circular - page 46